03-Mar-2020

Sterling Construction Co., Inc. (STRL)

Q4 2019 Earnings Call

CORPORATE PARTICIPANTS

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc.

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.

OTHER PARTICIPANTS

Sean D. Eastman
Analyst, KeyBanc Capital Markets, Inc.

Brent Thielman
Analyst, D. A. Davidson & Co.

MANAGEMENT DISCUSSION SECTION

Operator: Greetings and welcome to Sterling Construction Company Fourth Quarter 2019 Earnings Conference Call and Webcast. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. As a reminder, this conference is being recorded and there are accompanying slides on the Investor Relations section of the company's website.

Before turning the call over to Joe Cutillo, Sterling Construction's Chief Executive Officer, I will read the Safe Harbor statement. Some discussions today may include forward-looking statements. Actual results could differ materially from statements made today. Please refer to Sterling's most recent 10-K and 10-Q filings for a more complete description of risk factors that could affect these projections and assumptions. The company assumes no obligations to update forward-looking statements as a result of new information, future events or otherwise.

Now I'd like to turn the call over to Joe Cutillo. Please proceed, sir.

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc.

Thanks, Lutania, and good morning, everyone.

I'd like to start by thanking all of our Sterling employees for their hard work, safe practices and dedication to our customers and our company. The fourth quarter marked the final quarter of another monumental year for Sterling and its shareholders. In addition to being the final quarter of our fiscal year, the fourth quarter was the final quarter of our original three-year strategy that was put together in 2016.

I think it's important to take a minute and look back at what we've accomplished, how the company has changed and how those changes position the company for future growth? Please refer to slides 3 through 5 as I go through the following.

We ended 2015 and headed into 2016 with our fifth consecutive year of losses. At that time, approximately 95% of our business was in low-bid heavy highway work. Our gross margins were in the low-single digits, and we consistently executed 5 to 6 points below our estimated bid margin. We'd a balance sheet that was heavy on capital assets, but skinny on cash. We were heading for the rocks and needed to change fast.

In 2016, the team put together a strategy focused on growing the bottom line, reducing risk, shoring up the balance sheet and building a platform for accretive future growth. The plan consisted of three key elements; solidifying our base, growing high margin products and expanding into adjacent markets. Along with this plan came some very ambitious goals that most people never thought we could achieve in such a short period of time.

We set out to take the company from a loss of $0.40 per share to a gain of over $1 a share, while reducing risk in three short years. I'm proud to say with the performance of the fourth quarter and the results of the full year, we have met or exceeded all the goals we established in our 2016 three-year plan.

For the three year period, our revenue grew 63% which is not bad for not focusing on revenue. Well, what's more important is our margins grew 156%, almost three times the rate of our revenue growth. Our gross margin in backlog went from low-single digits to over 11%. Our SG&A has been reduced almost 100 basis points as a percent of sales, while building out the top-notch team and our EBITDA has grown over 6 times.

Our portfolio of jobs no longer consist of 95%, low-bid heavy highway work, but less than 45%. And we now have a platform of three sectors, serving distinctly different end markets in which to grow upon. All this hard work is not only made us a stronger, more secure business for our employees, but is also paid great returns to our investors.

Our stock during this period outperformed the S&P 500 by 50%, outperformed the Russell 2000 by 187% and is on par with the NASDAQ Index heavily weighted with technology stocks. Versus our peers, well, there is no one close to the returns we have been able to achieve. But don't worry, we're not stopping here. We truly believe we are still in the early stages of this transformation and the accomplishments over the next three years are going to be even greater than the last three starting in 2020.

But before we talk about 2020, let's touch upon some of the fourth quarter highlights and activities. In the quarter, we continued our trend of growing both backlog and margin in backlog. We reach both a record backlog and a record combined backlog of $1.1 billion and $1.3 billion, respectively. Gross margin in backlog improved 300 basis points, which also was a new record. Revenue versus prior year increased 36%. And our EBITDA increased 42% to $20.2 million.

In the quarter, we saw a temporary reduction in margins due to a claim resolution related to a 2014 bridge project, consisting of three separate bridges in Texas that has been delayed due to major customer design flaws. The agreement enabled Sterling to recover $17 million of cash from cost to-date to find a dispute resolution process for future design flaws and established a cost neutral rate related to any future delays.

In addition, the resolution enabled us to reduce the risk of significant future legal costs and liquidated damages. As part of the resolution, Sterling agreed to work on three bridges simultaneously versus one at a time to accelerate the final completion schedule. This revised schedule has increased the amount of labor, equipment and infrastructure required to complete the project under the new terms and will add an additional $10 million to costs to complete all three bridges by early 2022.

The fourth quarter marked the first quarter of our new acquisition, and I'm happy to say they performed even better than planned. For the quarter, excluding transaction costs, Plateau was accretive by $0.30 a share and finished the year with record backlog and record activity going into 2020.

As we move to 2020, our backlogs are at record highs with record margins. Market activity across all three sectors remain strong. We've seen a resurgence in the Dallas housing market that started late in the fourth quarter and continues through the first quarter after a slight slowdown beginning in Q3 of 2019. We continue to make great progress with our expansion into the Houston residential market, as we more than doubled our year-over-year starts in the fourth quarter and saw no slowdown as we rounded the corner into 2020.

As it relates to our new acquisition, Plateau, we continue to see great activity and growth with their e-commerce and data center customers and are excited about some new programs and upcoming opportunities with companies like Home Depot and Publix. We are confident the Plateau team will continue to exceed our expectations throughout 2020.

In 2020, revenues will grow over 20% and be between $1.375 billion and $1.400 billion. Our adjusted net income will grow approximately 61% and be between $38 million and $41 million, even with anoncash tax provision of $11 million or $0.38 a share. Our adjusted EBITDA for 2020 will more than double to approximately $127 million, and we will reduce our debt leverage by half a turn. It's really amazing to sit back and think after growing our EBITDA over 500% during the last three years, we would be talking about more than double of that in 2020.

With that, I'd like to turn it over to Ron to give you more details on the quarter, the year and our 2020 outlook. Ron?

Ronald A. Ballschmiede

Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.

Thanks, Joe, and good morning.

I am pleased to discuss our 2019 results for a truly transformational fourth quarter and year. As you saw in yesterday's press release, the fourth quarter included a variety of onetime transactions, which certainly complicated the financial statements. The earnings release included several additional non-GAAP financial presentations to help provide a better understanding of both the 2019 results and our prospective reporting. I would discuss those matters in more depth shortly.

I'll also provide some additional 2020 financial details, which are the underpinning of our 2020 revenue, earnings and cash flow-related guidance. These details are summarized on slides 13 and 14. With the acquisition of Plateau on October 2, 2019, we reorganized our reporting structure into three reporting segments, Heavy Civil, Specialty Services and Residential. The Heavy Civil reporting segment includes our legacy heavy civil businesses with the exception of our commercial business.

Our commercial business, combined with the Plateau business, forms the Specialty Services reporting segment. Another way to look at these two reporting segments is like type of customer, Heavy Civil being predominantly serving the public sector, such as the DOTs and municipalities, and Specialty Services serving the private sector, principally general contractors and developers.

The Residential reporting segment is essentially unchanged from its prior reporting. For consistency purposes, our past segment reporting has been conformed to our new three reporting segment structure. You'll find a conformed three segments reporting in the quarterly information footnote of our 2019 Form 10-K.

Now let me talk about our 2000 (sic) [2019] (00:11:29) results and our 2020 expectations, beginning on slide 6. Our 2019 – I'm sorry, December 31, 2019, our backlog was $1.068 billion compared to $850 million in 2018. This $217 million increase in backlog contained $164 million related to Plateau. The gross margin in our 2019 backlog was 11.5% compared to 8.5% at the beginning of the year. What makes this 300-basis-point improvement so special is that both the Plateau acquisition and Sterling's legacy business contributed to this improvement. Approximately a third of the backlog gross margin increase was from our legacy heavy civil businesses, with two thirds of the increase attributable to the Plateau acquisition.

Unsigned low-bid awards totaled $273 million, a slight decrease of $20 million from the end of 2018. Plateau has no unsigned awards as it generally does not do hard-bid work. We finished 2019 with a combined backlog of $1.342 billion, a 17% increase over the end of 2018. Our gross profit in combined backlog increased to 11% at December 31, 2019, from 8.9% at the end of 2018 – it's 8.9% for 2019, sorry. Our 2019 book-to-burn factor was 104% and 106% for combined backlog and backlog, respectively. Residential, which accounted for 14% of our consolidated revenues, does not report backlog, reflecting the short-term performance cycle of residential concrete slabs.

Slide 7 provides an overview of our fourth quarter, where I will focus my comments. Slide 8 and 9 provide additional details for informational purposes. Revenues for the fourth quarter 2019 were $347 million, an increase of $91.4 million or 36% over the comparable 2018 quarter. Our full year 2019 revenues totaled $1.126 billion, an increase of $89 million or 9% over 2018. For both periods, substantially all of the revenue increase was attributable to the Plateau acquisition, which had revenues in the fourth quarter of $84.6 million.

Plateau got up to a fast start with strong fourth quarter revenues and earnings and was accretive by $0.30 per share in the first quarter of our ownership. Plateau's new award book and burn ratio in the quarter was 106% and included sizable awards from its e-commerce market in a large retail commercial and multifamily land development project. Going into 2020, additional proposal activity continues to be strong.

Consolidated adjusted EBITDA was $20.2 million in the quarter and included the $10.2 million charge related to the claim settlement, which Joe spoke to earlier. Finally, we recognized a noncash income tax benefit of $25.8 million or $0.92 per share in the fourth quarter and $27.4 million or $1.01 per share for the full year. This tax benefit reflects the reversal of our net operating loss tax reserve, driven by sustained taxable income over the past several years in accordance with the accounting requirements. Prospectively, going into 2020, our results will now include a tax provision at an effective rate on income before income taxes of approximately 26%, roughly 80% of that tax expense will be noncash.

Let's look through our segment results on slide 10. Consistent with our expectations, the Heavy Civil and Residential revenue variations for both the fourth quarter and the year were essentially flat over the comparable periods. Within our Heavy Civil revenue, heavy highway revenues were down $30.2 million, primarily from our two large design build construction joint venture projects, which were substantially completed in 2018. Year-over-year, revenue from these projects decreased by $80.6 million. These declines were offset by $75.3 million of incremental revenues from fully consolidated heavy highway work and increases in aviation work.

Also negatively impacting operating income was the aforementioned temporary mix change from alternative delivery to hard-bid projects. We expect this trend to reverse in 2020. Two of our three new large alternative delivery projects are in backlog today. These projects, together with a large alternative delivery project in our unsigned awards, will all begin generating revenues in the first half of 2020.

Residential revenues for the fourth quarter of 2019 were $34.5 million, up slightly from $34.3 million in the fourth quarter of 2018. The number of residential slabs completed during the year increased by 4% over 2018. This increase in completed slabs in excess of revenue growth was primarily attributable to the market shift to smaller homes, which generate less revenue per slab. Approximately 8% of the residential 2019 revenue was derived from the continued expansion into the Houston market. As we ramp up operations and continue to build scale in Houston, we expect margins to continue to improve in 2020.

Finally, the increase in revenues and operating income in our Specialty Services group reflect the addition of Plateau's results for the fourth quarter of 2019.

Now let's move to slide 11 and talk about our 2020 expectations. We expect our 2020 revenues to be between $1.375 billion and $1.4 billion, a midpoint revenue growth of $261 million or 23%. Approximately 80% of this growth comes from including the full year of Plateau revenues. The largest variation effect of where we wind up within the guidance range is the pace of our ramp up of these three large design build joint venture projects.

Our 2020 guidance for adjusted net income is between $38 million and $41 million or a midpoint guidance increase or mid of 61%. The income growth comes from a full year of Plateau's income, plus the higher margin heavy civil gross profit derived from a favorable design build project mix and a healthy residential market in Dallas-Fort Worth and Houston. Our adjusted net income guidance excludes Plateau acquisition and integrated-related cost of $2 million to $3 million pre-tax or $1.5 million to $2.2 million after tax.

Importantly this $61 million growth includes an estimated income tax charge of 26% of pre-tax income, of which approximately $11 million or 21% of pre-tax income is noncash taxes. Without this change in accounting for our NOLs, the adjusted net income growth would have more than doubled our 2019 adjusted net income. Finally, we expect our midpoint adjusted EBITDA to be $127.5 million, also more than double the comparable 2019 EBITDA.

Slide 12 presents a summary of our December 31, 2019, balance sheet and our expected deleveraging in 2020 driven by our strong cash flow. We ended 2019 with a cash balance of $45.7 million, of which $29.7 million was generally available for corporate use. Additionally, as we expected, our 2019 cash flow from operating activities was $41 million, which exceeded our income from operations of $37.8 million.

While we will see our typical seasonal working capital variations throughout 2020 quarters, we do not expect a significant change in working capital on a calendar year-over-year basis. As you can see, we expect our adjusted EBITDA debt coverage ratio to be reduced a full half turn from 3.5 times at the end of 2019 to 3 times at the end of 2020.

Turning to slides 13 and 14, with all the unusual and onetime items in our 2019 results, we thought it'd be helpful to provide a summary of key modeling assumptions, which we have embedded in the determination of our 2020 revenue and adjusted net income guidance. Hopefully, you'll find these more granular assumptions helpful.

With that, I'd like to turn the call back over to Joe.

Joseph A. Cutillo

Chief Executive Officer & Director, Sterling Construction Co., Inc.

Thanks, Ron.

2019 was another significant step forward in our journey to transform Sterling. Over the last three years, we have seen revenue compounded annual growth rates of 14.3% and gross profit compounded annual growth rate of

over 36%, and we've grown our EBITDA over 500%. As we go into 2020, our markets in all three sectors remain strong. Our combined backlog is up 17% and our margin and combined backlog is up 210 basis points.

Our revenue projections for 2020 are up over 20%. Our average gross margin will range between 13% and 14%. Our net income will be up over 60% and our EBITDA, which has grown over 500% in the last three years, will more than double to approximately $130 million. This would be incredible for any year. But stack that on top of the performance over the last three years that you have a company that continues to outperform its peers in the general market.

With that, I'd like to turn it over for any questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. At this time, we will conduct a question-and-answer session [Operator Instructions] Our first question comes from Sean Eastman with KeyBanc. Please proceed with your question.

Sean D. Eastman
Analyst, KeyBanc Capital Markets, Inc. Q

Hi gentlemen, thanks for taking my questions.

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc. A

Hi Sean.

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc. A

Good morning, Sean.

Sean D. Eastman
Analyst, KeyBanc Capital Markets, Inc. Q

Good morning, morning. First one for me is in the release, we have $125 million to $135 million adjusted EBITDA range. Presentation has $125 million to $130 million. Just curious, what's the difference between those two ranges are? And then also, if you could maybe just round out the bridge from that EBITDA to operating cash flow for 2020, just around cash interests, share-based comp, any working capital considerations would be very helpful.

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc. A

Sure. So first, apologies, the range is $10 million, $125 million to $135 million. We didn't check on that.

Sean D. Eastman
Analyst, KeyBanc Capital Markets, Inc. Q

Got it. Got it.

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.

A

That's what it is. So let me help you up with a couple of bridges. So EBITDA, I guess that makes the midpoint $130 million, so $125 million, but either way, that's what our guidance is. Our CapEx, as you see in some of the details, is $25 million to $30 million. So midpoint...

Sean D. Eastman
Analyst, KeyBanc Capital Markets, Inc.

Q

Got that.

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.

A

...is $27.5 million. So that gives us about $100 million for interest expense to be covered, interest expense, we believe, the midpoint of our guidance number includes about $33 million interest expense for the year. And after that, about $70 million of what we would call free cash flow available for debt service. I'm sorry, not interest, but schedule payments, and other needs that we might have.

As I mentioned out in my prepared remarks, we don't expect a significant change in working capital. Certainly with our large projects, our legacy business, they tend to fund themselves, and Plateau does an excellent job with the working capital to do the same thing. So we wouldn't expect a big change other than our normal, we tend to grow working capital in the first half of the year and harvest it in the back half of the year just the way our projects ramp up and ramp down with seasonality primarily.

Sean D. Eastman
Analyst, KeyBanc Capital Markets, Inc.

Q

Okay, got it. So just to be clear, at the midpoint $70 million free cash flow, operating cash flow minus CapEx?

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.

A

That's correct.

Sean D. Eastman
Analyst, KeyBanc Capital Markets, Inc.

Q

Okay. Okay, great. And then, I think you guys said...

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.

A

I said, sorry, minus CapEx and interest expense is $70 million.

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc.

A

Is $70 million.

Sean D. Eastman
Analyst, KeyBanc Capital Markets, Inc.

Q

Yeah.

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.
A

Yeah.

Sean D. Eastman
Analyst, KeyBanc Capital Markets, Inc.
Q

Like operating cash flow minus CapEx equals...

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.
A

Oh, yes. You got it.

Sean D. Eastman
Analyst, KeyBanc Capital Markets, Inc.
Q

Got it, okay. Okay, great. That's helpful. And then just you guys called out the big swing factor, I think, is the ramp up in phasing of these three large JV Heavy Civil jobs. I'm just kind of curious, at what point in a year will you have more clarity in line of sight on the upper end, lower end around that ramp up, just kind of curious for some background color on that one?

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc.
A

Well, I think we've got – yeah, we've got two pieces of it. Two of them are ramping up in the first half. We've already seen some activities in the first quarter, so depending on weather and that sort of thing will be the rate, in the first quarter they ramped up, they should be running very strong in the second quarter and then the third one, we anticipate starting late in the second quarter for the rest of the year. So we'll have good visibility on two of those three, if we get into the second quarter, by the end of the second quarter for sure. And by that point in time, I think, we should have a pretty good handle on the ramp-up rate of the term loan as well.

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.
A

Yeah. And I would add, generally, on these – anywhere from 2.5- to 3.5-year projects call it three years, it takes about three quarters to ramp all the way up to get flat lining and it could come down about the same pace with three quarters left. So in the middle there is about 18-month to two-year steady flow.

Sean D. Eastman
Analyst, KeyBanc Capital Markets, Inc.
Q

Okay. Excellent. And then last one from me, would you mind sort of walking us through the revenue growth and margin assumptions built into the 2020 outlook by the new segments you guys are reporting now?

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc.
A

Yeah. We have that one slide. Do you want to go through the details from that I can add some color to it?

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.
A

Sure.

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc.
A

But I think it's pretty consistent with what we've said in the third and fourth quarter of last year, coming end of the year on the growth sides and the margins.

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.
A

I think that's right. So obviously, the largest impact of the revenue comes from the Plateau side. Their run rate historically has been, it's right around $300 million for a full year. Obviously, we've got about – we have three incremental quarters added to our guidance, so that probably brings in give or take $225 million of incremental growth. The balance is coming off the large projects that are going to ramp up.

And then the growth expectations that we have in the slides are sort of three-year view. So obviously, when we ramp up the big three joint ventures, we'll have something more than that. However, it's not all incremental, right, because you only have so many capabilities and service and people. So we're going to finish some of the smaller jobs and support the big job. So we'll certainly have pretty good growth on revenues overall, but not all incremental is what I'm trying to say from the beginning.

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc.
A

And I think, Sean, going back to the earlier questions, the big variable is the ramp up of these large projects, we think we've got factored in at a normal ramp up rate. If they ramp up faster, that's a good thing for us. And if they ramp up a little slower, I think we've got relatively this room in the range, but we should be pretty, pretty darn close to that.

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.
A

And then on the margin side, we continue to see hard-bid activity in the high-single digits, call it, 9% plus or minus. Our alternative delivery work tends to bring in low-double digit margins, 10% to 12%. And then our residential will stay the same with gross margins up close to 20% and the net returns you see on operating and combined. And then Plateau is in the high 25% to – sorry, 25% to 30%, depending on the mix of work to do in any particular quarter.

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc.
A

Yeah. And I think on the – just a little bit on the residential front, we've seen some nice improvements on the margins in Houston as it continues to ramp up and grow its rate environment what we anticipated. And I think the other thing that was kind of a nice, I'll call it, proof of concept, we've talked about the expansion into the Houston market, so if the day comes when Dallas slow down, we can offset that.

And with that little bit of slowdown starting in the third quarter going into the fourth quarter and then changing at the back, we really saw firsthand that the ramp up rate in Houston offset that from a slab counts in revenue

standpoint to kind of keep it pretty balanced. So as we continue to grow that and improve margins, I think that's going to play out very, very well for us in the future. So right now, I would say we don't see any slowdown in Dallas, it's going crazy again, so that's a good thing. We can keep the weather perforating up and downs, what we sell.

Sean D. Eastman
Analyst, KeyBanc Capital Markets, Inc.
Q

Excellent. Really helpful responses. Congrats on getting all the stuff closed and then the numbers seem like it was a lot of work. So thanks, again.

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc.
A

There is a lot more gymnastics in this quarter than normal, but all good things for us going forward. And we're feeling pretty puzzled about 2020.

Sean D. Eastman
Analyst, KeyBanc Capital Markets, Inc.
Q

Excellent. Thanks for the time.

Operator: [Operator Instructions] Our next question comes from Brent Thielman with D. A. Davidson. Please proceed with your question.

Brent Thielman
Analyst, D. A. Davidson & Co.
Q

Great. Thanks. Good morning.

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.
A

Good morning, Brent. How are you?

Brent Thielman
Analyst, D. A. Davidson & Co.
Q

Good. Joe or Ron, when you guys acquired Plateau, I think they did something around $70 million in EBITDA in 2018. And if I just assume that going forward and back it up from the midpoint of your guidance, that implies something around, call it, $60 million in EBITDA for the core business which is basically very little growth off 2019. So I guess my question is something changed with the business where we shouldn't assume Plateau can do $70 million in EBITDA in 2020? Or are you just trying to bake in some conservatism?

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.
A

No. If you recall, when we did the transaction, from the very beginning, we knew we were going to spend some money to bring the company up into the public company world, if you will, of reporting and controls and systems. So from the get-go, we had an incremental $5 million plus G&A spend as a result of the acquisition. And on top of that kind of the normal and a further increase in just what we will have were long term incentive plans are because we're putting them their leadership on our plan. So between the two of them from a EBITDA standpoint

which we used EBITDA as a straight definition, and we don't add back stock based-comp, but those two things probably knock it down $5 million to $10 million.

Brent Thielman
Analyst, D. A. Davidson & Co.

Q

Okay. And then the $25 million in free cash flow in the fourth quarter, anything outstanding within that to be called out? Or is that pretty clean?

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.

A

I think the big number in there was the collection of the cash for the project that Joe talked about, $70 million. Now some of that was just normal pace, but most of that cash was 2019 deferred for three quarters and cleared it in the fourth quarter. So if you look at the full year sort of the normal pace, but it was heavily influenced by the alternative settlement in the fourth quarter where that element was agreed to in addition to the acceleration.

Brent Thielman
Analyst, D. A. Davidson & Co.

Q

Okay. And on the Texas jobs, have you guys satisfied all your obligations on those? Now is there anything that bleeds over into 2020?

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc.

A

We, still have – we've got – let me give you a little perspective. We've got all the foundations and basis of the bridges complete that are working on the decking of those bridges simultaneously. So we'll continue two of those bridges should be almost a 100% complete by the end of this year, and we've done early first quarter next year and then third bridge finish is in the late part of next year. So we're still actively working on them.

But the important thing is we've got resolution. These were designs that were grossly flawed could be built, [indiscernible] (00:35:46) work with us and realized the same thing. We've got resolution on how to pay and turn-in these claims as we go forward of any design-related issues. And it's a much cleaner point from where we are today to the finish line. Does that make any sense?

Brent Thielman
Analyst, D. A. Davidson & Co.

Q

Okay. And then on the larger civil jobs in the Mountain region, it wasn't clear to me, do you actually have clearance to move forward on these now? And it's just a function of the weather gotten better or you're still waiting on that?

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc.

A

Yeah. Two of them, we're going full board, the third one we're working on design stuff and other parts of it. We're just not in the construction phase. But yeah, it's just the thing that's hard for people to understand. This is a design build process and we win it. It could take a year or so to get the designs, and all of that put together. So it's a slow burden. It's a few million dollars, it's not the big dollars. That third one is coming hopefully quickly to the end of that year. The other two are up active and moving.

Ronald A. Ballschmiede

Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.

A

And you said it well, they are in the mountains where it snows. So naturally, the start tends to be in the second quarter because the reality is it's hard to start in uncertain snow weather.

Brent Thielman

Analyst, D. A. Davidson & Co.

Q

Okay. And then my last question, I guess, is just, again, on several – maybe, you could talk about what near-term bookings prospects look like? You've obviously got a big book of business today, but can you continue to kind of sustain that level?

Joseph A. Cutillo

Chief Executive Officer & Director, Sterling Construction Co., Inc.

A

Yeah. We didn't see any slowdown in bid activity. We're in the final year of the FASTag. The states have all got budgets that were larger than prior year – equal to our larger, I should say. The [indiscernible] (00:37:36) amount of money that they're putting in. You've got three different parallel paths to the upcoming renewal of the FASTag. You have the Senate Bill, you have a bill going to Congress and then you have the Presidential Budget. We'll see how that all plays out in election years.

The good news is the Senate Bill is probably the furthest along and is looking at. It's been through, I'll call it, [indiscernible] (00:38:08) approval process that are looking at a funding source to try to determine how to do that. But when you look at the other bills proposed, the one in Trump's budget and the one that's going through Congress, today, just put in perspective, we spent about $65 billion to feds putting about $65 billion a year in spending. The Congressional bill calls for $86 billion a year in spending and the budget through the Trump administration with a onetime year one would get $19 billion, I'm sorry $119 billion boost with average $100 billion a year.

So you take the range there and all of them look extremely positive from a market outlook, either 5 years, 10 years or permanent funding sources, it's just a matter of what does it take to get it through in an election year.

Ronald A. Ballschmiede

Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.

A

And I would add, as we talked about earlier, we are not done shifting heavy highway from hard-bid to alternative delivery work. We made great progress, ending the year with a 43% heavy highway compared to the total revenues. But we're going to continue to manage that down and being selective on the right projects with the right margin. So by intent, we're going to keep that business at a 2% to 3% growth rate.

Joseph A. Cutillo

Chief Executive Officer & Director, Sterling Construction Co., Inc.

A

I think that's a good point, Ron. And if the market were to go up 10%, we will stay very disciplined, guys, to accretive margin. If we can grow through accretive margin in the highway space, that's fantastic. That's an alternative delivery. And if the margins continue to creep up on the a low-bid side, we'll grow. But we're not going to – our objective is not to grow at the pace of the market, it's to growth at the pace of how to get our heavy highway business to where it's 12-plus-percent gross margins in total and continues to add value to us versus the risk profile versus adding more risk at the lower margin rate.

Brent Thielman

Analyst, D. A. Davidson & Co.

Q

Okay. Thank you.

Operator: Thank you. At this time, I would like to turn the call back over to Mr. Cutillo for closing comments.

Joseph A. Cutillo

Chief Executive Officer & Director, Sterling Construction Co., Inc.

Great. Thank you. Thanks again, everyone, for joining our call today. If you have any follow-up questions or wish to schedule a call, please refer to the contact information provided in the press release, associate with our Investor Relations group at Sterling or our partners with The Equity Group. I appreciate everybody taking the time this morning to jump on the call. We're pretty excited about 2020, and we'll talk soon. Thank you.

Operator: This does conclude today's teleconference. You may disconnect your lines at this time and thank you for your participation.